Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of November 5, 2009 by and between Charles & Colvard, Ltd., a North Carolina company with its principal office at 300 Perimeter Park Drive, Suite A, Morrisville, North Carolina, 27560 (the “Company”), and Randy N. McCullough, an individual currently residing at 405 Palos Verdes Drive, Austin, Texas 73734 (“Executive”).

Statement of Purpose

The Company wishes to obtain the services of Executive on the terms and conditions and with the benefits set forth in this Agreement.  Executive desires to be employed by the Company on such terms and conditions and to receive such additional consideration as set out herein.

In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

       1. Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

       2. Term of Employment.  The term of Executive’s employment under this Agreement shall commence as of the date of this Agreement and shall continue for one year.  Termination of employment shall be governed by Paragraph 7 of this Agreement, and unless terminated by either party as provided in Paragraph 7, this Agreement shall automatically, at the expiration of each then existing term, renew for successive additional one year terms (such annual period being hereinafter referred to as the “Term”).

       3. Position and Duties.  Executive shall serve as President and Chief Executive Officer of the Company.  Executive will, under the direction of the Board of Directors of the Company, faithfully and to the best of his ability perform the duties as set as may be reasonably assigned by the Board of Directors of the Company.  Executive agrees to devote his entire working time, energy and skills to the Company while so employed, subject to periods of vacation and sick leave.  Executive, subject to the prior approval of the Board, may serve on the Board of Directors of corporations other than the Company.

       4. Compensation and Benefits.  Executive shall receive compensation and benefits for the services performed for the Company under this Agreement as follows:

          (a) Base Salary.  Executive shall receive an initial base salary of $325,000 annually, payable in accordance with Company policy (“Base Salary”).

          (b) Executive Benefits.  Executive shall receive such benefits as are made available to the other Executives of the Company, including, but not limited to, life, medical and disability insurance, retirement benefits, and such vacation as is provided to the other Executives of the Company (the “Executive Benefits”).  Employer reserves the right to reduce, eliminate or change such Executive Benefits, in its sole discretion, subject to any applicable legal and regulatory requirements.

          (c) Option Grant.  The Company shall grant incentive stock options (ISOs) to purchase 1% of the current outstanding Company shares at the closing price of the stock on the day this Agreement is signed and Executive becomes an employee of the Company, with vesting over a three-year period in accordance with the following vesting schedule: 25% on date of grant, and 25% on each of the following three anniversary dates of the date of grant.  On each of the next two anniversary dates of employment, an equivalent ISO grant with identical vesting schedule for 100,000 ISOs will be granted.  The ISO treatment of options is subject to applicable tax law limitations.

          (d) Incentive Compensation.  For 2010 and each year thereafter for the term of this Agreement, a mutually agreed upon incentive bonus plan up to 75% of existing salary, based upon Company performance toward achieving targets in a business plan and budget as submitted by the Executive and approved by the Board of Directors.

          (e) Indemnification.  The Executive will be eligible for indemnification to the fullest extent authorized under the Company’s Articles of Incorporation and By-Laws (as applicable) and will be eligible for coverage under the Company’s Director’s & Officer’s liability insurance policy as approved by the Board, subject to the terms and conditions contained therein.

       5. Moving Expenses.  The Company will provide an allowance for the total cost of moving your possessions and family from Austin, Texas to the Raleigh, NC area up to $20,000 as long as moving occurs within 6 months of the date hereof.  This allowance can cover the costs of travel to search for a residence, moving personal property, and closing costs on the purchase/sale of a residence.

       6. Reimbursement of Expenses.  Commuting costs for lodging and travel for up to a six month period will be reimbursed in accordance with our Travel Policy.  Additionally, the Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive specifically and directly related to the performance by Executive of the services under this Agreement.

       7. Withholding.  The Company may withhold from any payments or benefits under this Agreement all federal, state or local taxes or other amounts as may be required pursuant to applicable law, government regulation or ruling.

       8. Termination of Employment.

          (a) Death of Executive.  If Executive shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death.

          (b) Termination by the Company for Just Cause. The Company shall have the right to terminate Executive’s employment under this Agreement at any time for Just Cause, which termination shall be effective immediately.  Termination for “Just Cause” shall include, termination for Executive’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), written Company policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company’s business, misappropriation of the Company’s assets (determined on a reasonable basis), disability or material breach of any other provision of this Agreement or any other conduct by Executive of a similar nature.  For purposes of this subsection, the term “disability” means the inability of Executive, due to the condition of his physical, mental or emotional health, to satisfactorily perform the duties of his employment hereunder for a continuous three month period; provided further that if the Company furnishes long term disability insurance for Executive, the term “disability” shall mean that continuous period sufficient to allow for the long term disability payments to commence pursuant to the Company’s long term disability insurance policy.  In the event Executive’s employment under this Agreement is terminated for Just Cause, Executive shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.

          (c) Termination by the Company Without Cause.  The Company may terminate Executive’s employment other than for “Just Cause,” as described in Subsection (b) above, at any time upon written notice to Executive, which termination shall be effective immediately.  For the avoidance of doubt, a notice by the Company that the Agreement is not automatically renewing as provided in Section 2 hereof shall constitute a termination by the Company without cause under this Subsection (c). In the event the Company terminates Executive pursuant to this Subsection (c), Executive will continue to receive his Base Salary at time of termination for a one (1) year period from such termination (the “Termination Compensation”), so long as Executive complies with Section 9, 10 and 11 of the Agreement.  Such amounts shall be payable at the times such amounts would have been paid in accordance with Section 4. Notwithstanding anything in this Agreement to the contrary, if Executive breaches Sections 9, 10 or 11 of this Agreement, Executive will not be entitled to receive any further compensation pursuant to this Section 8(c).

          (d) Change of Control Situations.  In the event of a Change of Control of the Company at any time after the date hereof, Executive may voluntarily terminate employment with Company up until one (1) year after the Change of Control for “Good Reason” (as defined below) and, subject to Section 8(f), be entitled to receive in a lump sum within two (2) months of the consummation of the Change of Control equal to (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the then existing term, an amount equal to the Termination Compensation.  Any equity based incentive compensation (including but not limited to stock options, restricted stock, SARs, etc.) shall fully vest and be immediately exercisable in full upon a Change of Control, not withstanding any provision in any applicable plan and whether “Good Reason” exists or not.  Any such benefits shall be paid by the Company to the same extent as they were so paid prior to the termination or the Change of Control of Company.

          “Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent:

             (i)           the assignment to Executive of duties materially inconsistent with the position and status of Executive with the Company immediately prior to the Change of Control;

             (ii)           a material reduction by the Company in Executive’s pay grade or base salary as then in effect, or the exclusion of Executive from participation in Company’s benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the Term;

             (iii)           an involuntary relocation of Executive more than 50 miles from the location where Executive worked immediately prior to the Change of Control or the breach by the Company of any material provision of this Agreement; or

             (iv)           any purported termination of the employment of Executive by Company which is not effected in accordance with this Agreement.

          A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding Executive benefit plans of Company, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Company representing 51% or more of the combined voting power of Company’s then outstanding securities; or (ii) during the then existing term of the Agreement, as a result of a tender offer or exchange offer for the purchase of securities of Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any year period during such term constitute the Company’s Board of Directors, plus new directors whose election by Company’s shareholders is approved by a vote of at least two-thirds of the outstanding voting shares of the Company, cease for any reason during such year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) any event which the Company’s Board of Directors determines should constitute a Change of Control.  Notwithstanding anything in this Agreement to the contrary, in no event shall any of the following occurrences constitute a “Change of Control”: (i) the Company’s making any assignment for the benefit of its creditors or consenting to the appointment of a receiver or commencing any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws or (ii) any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws being commenced against the Company, or a receiver or trustee being appointed for the Company or a substantial part of its property.

          (e) Executive’s Right to Payments.  In receiving any payments pursuant to this Section 8, Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive hereunder, and such amounts shall not be reduced or terminated whether or not Executive obtains other employment.

          (f) Reduction in Agreement Payments.  Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the “Agreement Payments”), together with any other payments that Executive has the right to receive (such other payments together with the Agreement Payments are referred to as the “Total Payments”), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Parachute Payment”), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would be Parachute Payments.  In the event the Company shall make an Agreement Payment to Executive that would constitute a Parachute Payment, Executive shall return such payment to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code).  For purposes of determining whether and the extent to which the Total Payments constitute Parachute Payments, no portion of the Total Payments the receipt of which Executive has effectively waived in writing shall be taken into account.

       9. Covenant Not to Compete.  Executive agrees that during his employment with the Company and for a period of one (1) year following the termination of his employment with the Company, for whatever reason:

          (a) Executive shall not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render advisory services to, or participate in the management or control of any business that operates in the Business.  For purposes of this Agreement, the Executive and the Company specifically agree that the “Business” shall mean the business of: (i) marketing or distributing jewelry, diamonds or gemstones or (ii) fabricating (wafering, preforming and faceting), marketing and distributing moissanite gemstones or other diamond simulants to the gem and jewelry industry, unless Executive’s duties, responsibilities and activities for and on behalf of such business are not related in any way to products which are in competition with the Company’s products.  For purposes of this section, “competition with the Company” shall mean competition for customers in the United States and in any country in which the Company is selling the Company’s products at the time of termination.  Notwithstanding any other provision of this Agreement to the contrary, the following shall NOT be deemed to be a violation of this Agreement:  (i) Executive’s ownership of less than one percent of the issued and outstanding stock of a public corporation engaged in the Business; (ii) the ownership of less than four percent of the stock of Samuels Jewelers, Inc.; (iii) the ownership of a limited partnership interest in Diamond Fire Ltd., a Texas limited partnership, a family owned and managed wholesale business which engages in the business of trading in stocks, diamonds and diamond jewelry and as for which Executive does not manage, operate, control, act as an employee, provide advisory services to, nor participate in the management, nor control the management, of this entity; and (iv) upon termination of this Agreement for any reason, Executive’s ownership and operation of a privately owned, brick and mortar, retail jewelry business.  Executive recognizes that the possible restriction on his activities which may occur as a result of his performance of his obligations under Paragraph 8(a) are substantial, but that such restriction is required for the reasonable protection of the Company.

          (b) Executive shall not, directly or indirectly, influence or attempt to influence any customer of the Company to discontinue its purchase of any product of the Company which is manufactured or sold by the Company at the time of termination of Executive’s employment or to divert such purchases to any other person, firm or employer.

          (c) Executive shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its suppliers.

          (d) Executive shall not, directly or indirectly, solicit any Executive of the Company to work for any other person, firm or employer.

       10. Confidentiality.  In the course of his employment with the Company, Executive will have access to confidential information, records, data, customer lists, lists of product sources, specifications, trade secrets and other information which is not generally available to the public and which the Company and Executive hereby agree is proprietary information of the Company (“Confidential Information”).  During and after his employment by the Company, Executive shall not, directly or indirectly, disclose the Confidential Information to any person or use any Confidential Information, except as is required in the course of his employment under this Agreement.  All Confidential Information as well as records, files, memoranda, reports, plans, drawings, documents, models, equipment and the like, including copies thereof, relating to the Company’s business, which Executive shall prepare or use or come into contact with during the course of his employment, shall be and remain the Company’s sole property, and upon termination of Executive’s employment with the Company, Executive shall return all such materials to the Company.

       11. Proprietary Information.  Executive shall assign to the Company, its successors or assigns, all of Executive’s rights to copyrightable works and inventions which, during the period of Executive’s employment by the Company or its successors in business, Executive makes or conceives, either solely or jointly with others, relating to any subject matter with which Executive’s work for the Company is or may be concerned (“Proprietary Information”).  Executive shall  promptly disclose in writing to the Company such copyrightable works and inventions and, without charge to the Company, to execute, acknowledge and deliver all such further papers, including applications for copyrights and patents for such copyrightable works and inventions, if any, in all countries and to vest title thereto in the Company, its successors, assigns or nominees.  Upon termination of Executive’s employment hereunder, Executive shall return to the Company or its successors or assigns, as the case may be, any Proprietary Information.  The obligation of Executive to assign the rights to such copyrightable works and inventions shall survive the discontinuance or termination of this Agreement for any reason.

       12. Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to Executive’s employment by the Company and supersedes any prior agreements between them, whether written or oral.

       13. Waiver.  The failure of either party to insist in any one or more instance, upon performance of the terms and conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

       14. Notices.  Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the address first above appearing, or to such other address as a party may designate by notice from time to time.

       15. Severability.  In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

       16. Amendment.  This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

       17. Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Raleigh, North Carolina in accordance with the expedited procedures of the  Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

       18. Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in North Carolina for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

       19. Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Executive, his heirs, beneficiaries and legal representatives.  It is agreed that the rights and obligations of Executive may not be delegated or assigned except as may be specifically agreed to by the parties hereto.

       20. Compliance with Section 409A.  The parties hereto intend that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (including any applicable regulations, proposed regulations, guidance or other interpretive authority thereunder (for purposes of this section, collectively, “Section 409A”)), to the extent applicable.  The parties hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and recommended by legal counsel for the Company to achieve compliance with Section 409A.  By execution and delivery of this Agreement, the Company and Executive each irrevocably waive any objections it or he may have to the amendments required or necessitated, in the reasonable opinion of the Company, by Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHARLES & COLVARD, LTD.

By:           /s/ George R. Cattermole
George R. Cattermole, Interim Chief Executive Officer

EXECUTIVE

/s/ Randy N. McCullough
Randy N. McCullough